Exhibit 4.23

ENGLISH SUMMARY OF THE ASSIGNMENT AGREEMENTS
(ORIGINAL LANGUAGE – HEBREW)

BY AND AMONG

SHAGRIR TOWING SERVICES LTD.,

SHAGRIR (1985) LTD.

POINTER (EDEN TELECOM GROUP) LTD.

AND

CERTAIN ISRAELI INSURANCE COMPANIES

Dated January/February 2005

Description: Assigned Agreements:	Assignment Agreements pursuant to which Shagrir
Towing Services Ltd., and its subsidiary, Shagrir
(1985) Ltd., (together, "Shagrir") shall assign
to Pointer and Pointer shall assume all of
Shagrir's rights and obligations under the
Assigned Agreements (as defined below).

(i) Agreement by and between Shagrir and The
      Israel Phoenix Insurance Company Ltd.,
      dated October 6, 1997, as amended.
(ii) Agreement by and between Shagrir and
      Clal Insurance Company Ltd., dated December
      10, 1989, as amended;
(iii) Agreement by and between Shagrir and
      Harel Insurance Company Ltd., dated July
      19, 1988, as amended;
(iv) Agreement by and between Shagrir and
      Eliahu Insurance Company Ltd., dated
      October 27, 1992, as amended;
(v) Agreement by and between Shagrir and
      Hachsharat Hayeshuv Insurance Company Ltd.,
      dated March 12, 1989, as amended; and
(vi) Agreement by and between Shagrir and
      Menorah Insurance Company Ltd., dated
      December 15, 2003, as amended
(together, the "Assigned Agreements").

Comments:

—	In addition, on February 28, 2005, Pointer and Shagrir entered into a "back-to-back" agreement pursuant to which Shagrir undertook to assign and Pointer undertook to assume all of Shagrir's rights and obligations under Shagrir's agreements with I.D.I Insurance Company Ltd., A.A.G. and Vehicle Management.